Exhibit 99.1

FOR IMMEDIATE RELEASE

ALLIED WORLD’S BOARD DECLARES QUARTERLY SHAREHOLDER DIVIDEND OF $0.20 PER COMMON SHARE

PEMBROKE, BERMUDA, February 23, 2010 — Allied World Assurance Company Holdings, Ltd (NYSE: AWH) today announced that its board of directors has declared a quarterly dividend of $0.20 per common share. The dividend will be payable on April 1, 2010 to shareholders of record as of the close of business on March 16, 2010.

About Allied World Assurance Company

Allied World Assurance Company Holdings, Ltd, through its subsidiaries, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions, offering superior client service through offices in Bermuda, Europe, Hong Kong, Singapore and the United States. Our insurance and reinsurance subsidiaries are rated A (Excellent) by A.M. Best Company. For further information on Allied World, please visit our website at www.awac.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; investigations of market practices and related settlement terms; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions including those related to the ongoing financial crisis; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

SOURCE Allied World Assurance Company Holdings, Ltd

Media:
Faye Cook
Vice President, Marketing & Communications
+1-441-278-5406
faye.cook@awac.com

Investors:
Keith J. Lennox
Investor Relations Officer
+1-646-794-0750
keith.lennox@awac.com

Website: www.awac.com